NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 08, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 25, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Exchange Listed Funds Trust - High Yield ETF and Investment Managers Series Trust II became effective after market close on August 25, 2023. Shares of High Yield ETF's received a number of shares of AXS Real Estate Income ETF, a newly created series of Investment Managers Series Trust II, with an aggregate net asset value equal to the aggregate net asset value of High Yield ETF as of the close of business on the closing day of the Reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on August 28, 2023.